EXHIBIT 10.1

May 14, 2012

Matt Hyde
7029 14th Avenue
Seattle, WA 98115

Dear Matt:

On behalf of the Board of Directors of West Marine, Inc. (the “Company”), it is my pleasure to offer you employment as the President and Chief Executive Officer.  In making this offer, we are expressing our enthusiastic support for your leadership skills and abilities. You will bring a set of skills essential to achieving the Company’s goals, both short and long term, and fulfilling the Company’s Mission Statement.  The purpose of this letter is to detail the initial terms of your employment, and it supersedes any prior representations or agreements, whether written or oral, regarding this topic.

Position:  President and Chief Executive Officer of the Company and its subsidiaries (“CEO”).  This position requires your full business time and efforts, although you may serve on one (private or public) corporate board (in addition to West Marine) and one civic or charitable board, provided that such entities do not compete with the Company, your service does not create a conflict of interest, and your service does do not interfere with the fulfillment of your duties to the Company.

Board of Directors:  You will be appointed as a member of the Company’s Board of Directors (“Board”) as soon as practicable following your Starting Date.  Each year during your term of employment as CEO you will be nominated in the Company’s proxy as a candidate for membership on the Board.

Location:  Watsonville, California.

Starting Date:  As soon as possible, but no later than June 19, 2012.

Salary:  Your salary will be paid at a rate of $23,076.92 per bi-weekly pay period ($600,000 per year), commencing on your Starting Date.  The Board will conduct an annual review of your performance, typically in March, and may adjust your salary accordingly.

Bonus: You will be eligible to earn a bonus for each fiscal year you are CEO, under the terms of the annual bonus plan in effect at the time, based on achievement of the criteria approved by the Board.  Your “target” bonus for achieving the target bonus goals will be 100% of the salary you earned for the fiscal year, and the actual amount of any bonus will be determined on a sliding scale (currently from 0% to 140% of your target bonus), depending upon the Company’s performance.  For the 2012 fiscal year only, your annual bonus will be not less than $340,000.  Any bonus will be paid at the same time the Company ordinarily pays bonuses to other senior management (typically in March of the subsequent year, following completion of the audit of the Company’s financial statements

Matt Hyde
May 11, 2012

for the fiscal year), and you must be employed by the Company at the time of payment to receive the bonus.  You agree that in the event the Company restates its financial statements for any part of a fiscal year, then the Company shall recalculate the bonus you were entitled to for such fiscal year, and regardless of whether or not you are employed by the Company at such time, if the amount of the bonus is decreased, you will promptly pay the Company the deficit.

Stock Awards:  Effective as of the 10th business day of the calendar month following your Starting Date, you shall be granted:  (a) as a new hire incentive, (i) an option to purchase 60,000 shares of the Company’s common stock, and (ii) a restricted stock unit award to receive 20,000 shares of the Company’s common stock; and (b) as part of your regular compensation for 2012, (i) an additional option to purchase 40,000 shares of the Company’s common stock, and (ii) an additional restricted stock unit award to receive 20,000 shares of the Company’s common stock.  These awards will include standard terms and conditions, which currently include:  the options will have an exercise price per share equal to the fair market value per share of the Company’s common stock on the grant date, will vest in three substantially equal installments on the next three anniversaries of the grant date, and will have a maximum term of seven years; and the restricted stock unit awards also will vest in three substantially equal installments on the next three anniversaries of the grant date, and will be paid to you shortly following the vesting date.  Each fiscal year after 2012 you shall be eligible to receive additional equity-based awards at the discretion of the Governance and Compensation Committee.

Stock Ownership Guidelines:  The Company’s Stock Ownership Policy requires you to own Company stock equal to 400% of your annual base salary.  Under that Policy, until this threshold is met, you will be required to retain (i) 50% of the after-tax shares you receive from exercising options and purchasing stock under the Company’s Associate’s Stock Buying Plan, and (ii) 75% of the after-tax shares from restricted stock units.

Relocation Assistance:  In connection with you and your spouse’s relocation from Seattle, WA to the greater Watsonville, CA area, the Company will reimburse you for the reasonable expenses you incur within the next six months for:  (i) you and/or your family to temporarily reside in the Watsonville area, (ii) you and your spouse to travel roundtrip, by air, once per week between Seattle and one of the major airports in the Watsonville area, (iii) you and your spouse to travel to Watsonville to find a new primary residence, (iv) the packing, transportation and unpacking of the household goods of your current primary residence, (v) the ordinary and reasonable closing costs incurred in connection with the purchase of your new primary residence, and (vi) other reasonable relocation expenses, provided that you submit to the Company paid receipts or other documentation of such expenses acceptable to the Company and consistent with the Company’s accounting practices.

Benefits:  You will be eligible to participate in the Company’s medical insurance plans and other benefit plans in place at the time in accordance with the terms applicable to the Company’s senior level management. (A general description of the benefits is enclosed.)  You will receive 20 days of paid time off (“PTO”) each year, and you may carry forward

Matt Hyde
May 11, 2012

unused PTO to a maximum of 30 days.  In addition, you will be eligible to receive $1.5 million of term life insurance (if you meet standard underwriting criteria).

Severance Benefits:   You will be a participant in the Company’s Executive Officer Severance Plan.  Under the terms of this Plan, if your employment is terminated without “Cause” or for “Good Reason” (as defined in the Plan) you would be eligible to receive severance benefits for 52 to 78 weeks, depending upon your tenure with the Company, and if your termination occurs during the second half of the Company’s fiscal year, you would be eligible to receive a pro-rated annual bonus for the year.  (A copy of the Plan is enclosed.)

Conditions to Employment:  This offer is conditioned upon you:

(a)  Signing the attached Confidentiality and Non-Solicit Agreement (because your services and responsibilities are of particular significance to the Company and your position with the Company will give you intimate knowledge of the Company’s business);
(b)  Certifying to the Company, by signing this letter, that (i) your acceptance of this offer will not violate any non-competition, confidentiality or other obligations you may have with any current and/or former employer, and (ii) you have provided the Company with copies of any non-competition, confidentiality or other agreements that you signed in conjunction with any current and/or former employment;
(c)  Satisfying federal immigration law requirements, by providing to the Company within three business days after the Starting Date documentary evidence of your identity and eligibility for employment in the United States; and
(d)  Signing permission for the Company to perform, and the Company’s satisfaction with, a background check.

Employment at Will:  Please note that this letter and your response are not meant to constitute a contract of employment for any specific period of time and that you will remain, at all times, an employee at-will, which means that you will not be obligated to remain at the Company for any specific period of time.  Likewise, the Company is not obligated to employ you for any specific period of time.  The terms of this letter will be governed by the substantive laws of the State of California.

Arbitration:  With the exception of a suit for injunctive or equitable relief, in the event that a dispute arises concerning you employment with, or the termination of your employment with, the Company, or any other related matter, you agree that any such dispute shall be resolved by a three member arbitration panel in Santa Cruz, California in accordance with the then prevailing commercial arbitration rules of the American Arbitration Association. You specifically waive any right to jury trial on such disputes.  The decisions and awards rendered by the arbitration panel shall be final and conclusive and may be entered in any court having jurisdiction thereof as a basis of judgment and of the issuance of a writ for its collection. The Company shall pay the cost of the arbitration panel, and unless the arbitration panel otherwise determines, the Company and you each shall be responsible for his or its cost of the arbitration (e.g., attorneys fees).  We

Matt Hyde
May 11, 2012

mutually agree to keep confidential the existence of the claim, controversy or disputes from third parties (other than arbitration panel), and the determination thereof, unless otherwise required by law.  This arbitration agreement shall not be construed as precluding the Company from bringing an action for injunctive relief or other equitable relief for enforcement of any restrictive covenants in the Confidentiality and Non-Solicit Agreement.

Expiration of Offer:  This offer will remain open until the end of business on May 15, 2012.

Matt, we are excited to have you join us and are enthused at the prospect of a very promising future together.  When you do accept, and all of us sincerely hope you will, please sign this letter and return it via email to me, with the original to follow.  We look forward to a long and mutually rewarding relationship.

Very truly yours,

West Marine, Inc.

By:	/s/ Randy Repass
Randy Repass
Chairman

Attachments:
WMAR 2012 Benefits Summary
WMAR Executive Officer Severance Plan
WMAR Confidentiality and Non-Solicit Agreement

ACCEPTED AND AGREED:

/s/ Matt Hyde	May 15, 2012
Matt Hyde